UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 28, 2011

CHECKPOINT SYSTEMS, INC.

(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)

One Commerce Square, 2005 Market Street, Suite 2410, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

856-848-1800
(Registrant’s telephone number, including area code)

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On January  28, 2011, Checkpoint Systems, Inc. (the “Company”) entered into a Master Purchase Agreement (“Master Purchase Agreement”) by and among the Company and Shore to Shore, Inc. (“STS”), Shanghai WH Printing Co. Ltd., Wing Hung (Dongguan) Printing Co., Ltd., Wing Hung Printing Co., Ltd., Adapt Identification (China) Garment Accessories Trading Co., Ltd., Lau Shun Keung aka John Lau, Yeung Mei Kuen, Lau Shun Man, Lau Shun Wah, Howard J. Kurdin and Lau Wing Ting aka Shirley Lau (collectively, the “Owners”).

The Master Purchase Agreement outlines the general terms and conditions pursuant to which the Company agreed to acquire from the Owners, through the acquisition of equity and/or assets by the Company and/or certain of its subsidiaries (collectively, “Purchasers”), a retail apparel and footwear product identification business which designs, manufactures and sells tags and labels, hang tags, price tickets, printed paper tags, pressure sensitive products, woven labels, leather and leather-like labels, heat transfer labels and brand protection and EAS solutions/labels which may or may not contain RFID tags, chips or inlays (the “Global Business”).

Pursuant to the Master Purchase Agreement, the Owners and the applicable Purchaser will complete the steps necessary for Purchasers collectively to acquire the assets or stock of various U.S. and foreign entities that constitute the Global Business, excluding specified assets.  With respect to an acquisition of assets, the applicable Purchaser will also assume specified liabilities.  The Master Purchase Agreement sets forth customary indemnification obligations of the parties that will apply to each of these transactions that are contemplated by the Master Purchase Agreement, which will occur simultaneously unless otherwise agreed by the parties.

The aggregate initial purchase price to be paid by the Purchasers to the respective Owners for the Global Business is $67.95 million less any debt of the selling entity that the Purchasers are required to discharge at closing, subject to adjustment based upon the aggregate net working capital of the Global Business at closing.  The purchase price is payable in cash in United States Dollars or an equivalent amount in Euros or Hong Kong Dollars, or a combination thereof at closing.  A portion of the purchase price to be paid at closing will be deposited into escrow.

The purchase price is subject to increase, based upon the Global Business’s performance for the calendar year ended December 31, 2010, pursuant to which the Purchasers may pay an additional $6.25 million up to a maximum additional purchase price of $12.50 million.  In addition, a $1.23 million payment will be made for transitional consulting services.  The purchase price will be further increased by an additional $6.25 million, contingent upon the successful migration of specified business accounts of the Global Business.

The closing of the transactions contemplated by the Master Purchase Agreement is conditioned upon:  (i) the completion of each applicable Purchaser’s acquisition of selected assets from the Owners; (ii) the completion by the Company of its due diligence to its satisfaction; (iii) evidence that all consents necessary in connection with the transaction having been obtained; (iv) receipt of opinions of Owners’ counsel acceptable to Purchaser with respect to aspects of the transaction; (v) the execution and delivery of ancillary documentation relating to transition services and employment matters; and (vi) customary closing conditions.

Item 7.01  Regulation FD Disclosure.

On January 31, 2011, the Company issued a press release announcing the Company’s entry into an agreement to acquire Shore to Shore, Inc. (as discussed in Item 1.01 hereof).  The press release is furnished as Exhibit 99.1 hereto and incorporated by reference into this Item 7.01.

Item 9.01  Financial Statements and Exhibits.

 (d)   Exhibits

Exhibit 99.1	Press Release dated January 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Date: January 31, 2011	By:	/s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: Senior Vice President and
Chief Financial Officer